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Exhibit 3.36

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STAC, INC.

        The Articles of Incorporation of STAC, Inc., a corporation organized and existing under the Laws of the Commonwealth of Virginia, are hereby amended and restated in their entirety as follows:

        1.     The name of this corporation is STAC, Inc. (the "Corporation". The name of the corporation was originally incorporated under the name Scientific & Technical Analysis Corporation, and the original Articles of Incorporation of the Corporation were filed with the Virginia State Corporation Commission on June 12, 1984.

        2.     Pursuant to Sections 13.1-707 and 13.1-711 of the Virginia Stock Corporation Act, these Amended and Restated Articles of Incorporation amend, integrate, and restate the provisions of the Articles of Incorporation of this Corporation.

        3.     The text of the Amended and Restated Articles of Incorporation, as amended or supplemented, is hereby restated to read in its entirety as follows:

1.     NAME

        The name of this corporation is STAC, Inc.

2.     SHARES

        The aggregate number of shares that the Corporation shall have authority to issue is Five Thousand (5,000) shares of Common Stock (all such shares to constitute one class only).

3.     DIRECTORS

        The number of Directors shall be such number as from time to time shall be fixed by, or in the manner provided in, the Amended and Restated Bylaws of the Corporation provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent directors. The terms, classifications, qualifications of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Amended and Restated Bylaws of the Corporation.

4.     PREEMPTIVE RIGHTS

        No shareholder of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any stock or other securities of the Corporation whether now or hereafter authorized, and any and all preemptive rights hereby amended.

5.     LIMITATION ON LIABILITY

        To the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of one dollar ($1.00). The liability of an officer or director shall not be limited as provided in this Section 5 if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

6.     INDEMNIFICATION

        (a)   The Corporation shall to the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, indemnify an individual who is or was a director or officer of the Corporation and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees, incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law. The Corporation is authorized to contract in advance to indemnify and to make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 6.

        (b)   Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment.

        (c)   The determination that indemnification under this Section 6 is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under this Section 6 may be counsel for the Corporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer or employee or agent acted in such a manner as to make him or her ineligible for indemnification.

        (d)   For the purposes of this Section 6, every reference to a director or officer shall include, without limitation, (i) every individual who is a director or officer of the Corporation, (ii) an individual who, while a director or officer is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the Corporation or who, while a director or officer, occupied at the request of the Corporation any of the other positions referred to in clause (ii) of this sentence, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the Corporation or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent, of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation shall be deemed service at the request of the Corporation. A director or officer shall be deemed to be serving in employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on, or otherwise involve service by such person to the plan or the participants in or beneficiaries of the plan.

        (e)   Indemnification pursuant to this Section 6 shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the corporation, and indemnification under policies of insurance purchased and maintained by the Corporation or others. No person shall be entitled to indemnification by the Corporation, however, to the extent such person is actually indemnified by another entity, including an insurer. In addition to any insurance that may be maintained on behalf of any director, officer or other person, the Corporation is authorized to purchase and maintain insurance against any liability it may have under this Section 6 to protect any of the persons named above against any liability arising from their service to the Corporation or to any other enterprise at the Corporation's request, regardless of the Corporation's power to indemnify against such liability. The provisions of this Section 6 shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or entities other than those named in this Section 6.

        (f)    The provisions of this Section 6 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Section 6 shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal. If any provision of this Section 6 or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Section 6, and to this end the provisions of this Section 6 are severable.

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  Exhibit 3.36
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STAC, INC.